Exhibit 3

SECOND AMENDMENT TO

TILLY LEVINE VOTING TRUST AGREEMENT

This SECOND AMENDMENT (this “Amendment”) to the TILLY LEVINE VOTING TRUST AGREEMENT, dated June 30, 2011 (as amended on December 4, 2012, the “Agreement”) is made and entered into as of this 25th day of May 2017, by and between Hezy Shaked (the “Trustee”) and Tilly Levine, individually, and as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004 (the “Shareholder”), a shareholder of Tilly’s, Inc., a Delaware corporation (“Tillys”). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement.

RECITALS

WHEREAS, the Shareholder and the Trustee originally entered into the Agreement on June 30, 2011;

WHEREAS, the Shareholder and the Trustee have determined that it is in their respective best interests to extend the term and ratify the force and effect of the terms of Agreement through May 25, 2018, as set forth in this Amendment; and

WHEREAS, the undersigned constitute the requisite parties under Section 17 of the Agreement to amend the Agreement as set forth herein.

NOW THEREFORE, for and in consideration of the mutual promises, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Shareholder and the Trustee amend the Agreement as follows:

1. Extension. The first three sentences of Section 8.1 of the Agreement shall be replaced in their entirety with the following:

“Except as set forth in Section 8.2, below, the initial term of the Agreement shall expire on May 25, 2018, and shall automatically renew for successive five (5) year terms, unless either party provides written notice to the other party at least two (2) years prior to the expiration of the then existing term. In the event of delivery of any such notice, the Trustee shall, prior to the expiration of the Agreement, provide Tillys’ Secretary with a copy thereof.”

2. Notices. A copy of this Amendment and all further correspondence regarding the Agreement shall be been sent to the following parties:

Trustee:

Hezy Shaked

c/o Tillys

10 Whatney

Irvine, CA 92618

Shareholder:

Tilly Levine, Trustee

c/o Tillys

10 Whatney

Irvine, CA 92618

Copy to:

TREDWAY, LUMSDAINE & DOYLE, LLP

2010 Main Street, Suite 1000

Irvine, CA 92614

Attention: Mark C. Doyle, Esq.

3. Ratification. Except as to those amendments specifically referenced herein, the Trustee and the Shareholder hereby ratify, confirm and restate their agreement to be bound by all of the terms and conditions of the Agreement since the date on which the Agreement was entered into and amended, respectively, and, except as modified by this Amendment, the Agreement shall be in full force and effect.

4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same agreement

5. Miscellaneous. Sections 11 through 13 and 15 of the Agreement are incorporated herein by reference, and shall apply to this Amendment.

[Signature Page Follows]

SHAREHOLDER:

/s/ Tilly Levine	/s/ Tilly Levine
TILLY LEVINE, an individual	TILLY LEVINE, as Trustee of the Tilly Levine Separate Property Trust established March 31, 2004

TRUSTEE:

/s/ Hezy Shaked
HEZY SHAKED

Acknowledged by:

TILLY’S, INC., a Delaware corporation:

/s/ Michael Henry
By: Its:	Michael Henry Chief Financial Officer

[Signature Page to Second Amendment to Voting Trust Agreement]